EXHIBIT 99.1

Newell Rubbermaid Appoints General Mills Executive Christopher O’Leary to Board of Directors
ATLANTA, November 12, 2014 - Newell Rubbermaid (NYSE: NWL) today announced the appointment of Christopher O’Leary, executive vice president and chief operating officer, International, of General Mills to the company’s board of directors, effective November 11, 2014. O’Leary, age 55, will serve on Newell Rubbermaid’s Nominating/Governance and Organizational Development & Compensation committees, raising the total number of directors to thirteen.

With more than twenty years of consumer products industry experience, O’Leary is a well-respected and accomplished marketing and operational executive. As chief operating officer, International, O’Leary oversees General Mills’ businesses in over 100 countries around the world, comprised of iconic brands such as Pillsbury, Cheerios, Betty Crocker and Häagen-Dazs. Under his leadership, General Mills International has expanded to become a significant source of growth for General Mills over the last five years, with sales outside the U.S. almost doubling in size over that timeframe. Today fully one-third of General Mills’ sales are now outside the U.S. As a result of recent acquisitions, such as Yoplait and Yoki, General Mills’ sales outside the U.S. total more than $6 billion dollars, including the company’s proportionate share of joint ventures.

Prior to his appointment to chief operating officer, International, O’Leary served as president of the Meals Division, president of the Betty Crocker Division and vice president of Corporate Development at General Mills. Previous to joining General Mills, O’Leary spent 17 years at PepsiCo, Inc., last serving as president and chief executive officer of the Hostess Frito-Lay business in Canada.

“Chris’s consumer products and strategic experience will add a unique perspective to the Board to help drive our Growth Game Plan into action,” said Michael Cowhig, Chairman of the Newell Rubbermaid Board of Directors. “I believe he will be an extremely valuable resource to the company and we look forward to his contributions.”

“We are delighted Chris has joined the Board,” said Michael Polk, President and Chief Executive Officer of Newell Rubbermaid. “Chris’s perspective on markets around the world coupled with his deep marketing and brand building knowledge will be invaluable to me and my management team as we drive to make Newell Rubbermaid a faster growing, more profitable, and more global company.”

About Newell Rubbermaid
Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2013 sales of $5.7 billion and a strong portfolio of leading brands, including Sharpie®, Paper Mate®, Rubbermaid Commercial Products®, Irwin®, Lenox®, Parker®, Waterman®, Rubbermaid®, Contigo®, Levolor®, Calphalon®, Goody®, Graco®, Aprica® and Dymo®. As part of the company’s Growth Game Plan, Newell Rubbermaid is making sharper portfolio choices and investing in new marketing and innovation to accelerate performance.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Contacts:
Nancy O’Donnell	Nicole Quinlan
Vice President, Investor Relations	Senior Manager, Corporate Communications
(770) 418-7723	(770) 418-7251

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL